                                                                       EXHIBIT 1


                          SECURITIES PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               THE viaLINK COMPANY

                                       AND

                              i2 TECHNOLOGIES, INC.

                                TABLE OF CONTENTS




ARTICLE I PURCHASE AND SALE OF SECURITIES.........................................................................1

   1.1       Purchase and Sale of Securities......................................................................1

ARTICLE II CLOSING................................................................................................2

   2.1       The Closing..........................................................................................2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................2

   3.1       Organization, Standing and Power.....................................................................2
   3.2       Capital Structure....................................................................................2
   3.3       Authority............................................................................................3
   3.4       SEC Documents; Financial Statements..................................................................4
   3.5       Absence of Undisclosed Liabilities...................................................................4
   3.6       Broker's and Finders' Fees...........................................................................4
   3.7       Board Approval.......................................................................................5
   3.8       No Material Adverse Change...........................................................................5
   3.9       Litigation...........................................................................................5
   3.10      Representations Complete.............................................................................5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................5

   4.1       Corporate Organization...............................................................................5
   4.2       Authorization........................................................................................5
   4.3       No Violation.........................................................................................6
   4.4       Brokers and Finders..................................................................................6
   4.5       Corporate Approval...................................................................................6
   4.6       Investment Intent....................................................................................6
   4.7       Access to Information................................................................................6
   4.8       Accredited Investor..................................................................................6
   4.9       Restricted Securities................................................................................6
   4.10      Further Limitations on Disposition...................................................................7

ARTICLE V COVENANTS...............................................................................................7

   5.1       Further Assurances...................................................................................7
   5.2       Board Representation.................................................................................8
   5.3       Right of First Refusal...............................................................................8
   5.4       Market Stand-Off.....................................................................................9
   5.5       Listing of Common Stock..............................................................................9
   5.6       Standstill Agreement.................................................................................9

ARTICLE VI DELIVERIES AT CLOSING.................................................................................10

   6.1       Warrant to Purchase Common Stock....................................................................10



   6.2       Registration Rights Agreement.......................................................................10
   6.3       Stock Certificate...................................................................................10
   6.4       Legal Opinion.......................................................................................10
   6.5       Payment of Consideration............................................................................12

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..........................................12

   7.1       Survival of Representations.........................................................................12
   7.2       Statements as Representations.......................................................................12
   7.3       Indemnification by the Company......................................................................12
   7.4       Indemnification by Purchaser........................................................................13
   7.5       Limitation of Liability.............................................................................13

ARTICLE VIII MISCELLANEOUS PROVISIONS............................................................................13

   8.1       Amendment and Modifications.........................................................................13
   8.2       Waiver of Compliance................................................................................13
   8.3       Expenses............................................................................................13
   8.4       Remedies Waiver.....................................................................................13
   8.5       Notices.............................................................................................14
   8.6       Assignment..........................................................................................15
   8.7       Publicity...........................................................................................15
   8.8       Severability........................................................................................15
   8.9       Arbitration of Disputes.............................................................................15
   8.10      Governing Law.......................................................................................16
   8.11      Counterparts........................................................................................16
   8.12      Headings............................................................................................16
   8.13      Third Parties.......................................................................................16
   8.14      Further Assurances..................................................................................16
   8.15      Schedules...........................................................................................16
   8.16      Entire Agreement....................................................................................16

LIST OF SCHEDULES

Company Disclosure Schedule
Purchaser Disclosure Schedule

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement ("AGREEMENT") is made and entered into as of October 12, 1999, by and between THE viaLINK COMPANY, an Oklahoma corporation (the "COMPANY"), and i2 TECHNOLOGIES, INC., a Delaware corporation ("PURCHASER").

                                    RECITALS

         WHEREAS, the Company is authorized to issue shares of the Company's $0.001 par value common stock ("COMMON STOCK") and the warrant to purchase shares of Common Stock described herein;

         WHEREAS, in connection with and in consideration for the payment by Purchaser to the Company of $5,000,000 at Closing (as hereinafter defined), the Company shall issue to Purchaser (i) 223,884 shares (the "SHARES") of Common Stock and (ii) a warrant to purchase an additional 186,567 shares of the Company's Common Stock (the "WARRANT SHARES") at an exercise price of $26.80 per share (the "WARRANT"), exercisable at any time on or before the date which is two years following the Closing, all as more fully described herein and the attachments hereto; and

         WHEREAS, Purchaser and the Company have on this date executed and entered into certain other agreements to set forth their mutual agreements regarding (i) the marketing and sale of products and services and certain other matters, in the form of an Alliance Agreement and a Software License, and (ii) the registration of the Shares and the Common Stock issuable upon exercise of the Warrant, in the form of a Registration Rights Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF SECURITIES

              1.1 Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein contained, on the Closing Date, the Company shall issue to Purchaser, and Purchaser shall acquire from the Company, the Shares and the Warrant free and clear of all liens, security interests, options, rights, mortgages, pledges, restrictions on transferability of any type (other than (i) restrictions on transferability as may be applicable under federal and state securities laws, (ii) as set forth herein or therein and/or (iii) those created by Purchaser) and Purchaser shall pay on the Closing Date to the Company $5,000,000 (the "CASH CONSIDERATION") by wire transfer to such account as is designated by the Company to Purchaser in writing.

                                   ARTICLE II

                                     CLOSING

              2.1 The Closing. The consummation of the sale and purchase of the Shares and the Warrant referred to in Section 1.1 (the "CLOSING") shall take place on October 12, 1999 at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, or at such other date, time or place as the parties hereto mutually agree, either verbally or in writing. Such date is referred to herein as the "CLOSING DATE," and the Closing shall be deemed to be effective as of 9:00 a.m., Central Time, on the Closing Date.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in a document of even date herewith and delivered by the Company to Purchaser prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Purchaser as follows:

              3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

              3.2 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on September 30, 1999, 3,307,318 shares of Common Stock and no shares of preferred stock. All outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and have been issued in compliance with all federal and state securities laws. The Company has no subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no (a) options, warrants, stock appreciation rights or other similar rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell shares of its capital stock, (b) notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote or (c) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any other capital stock of, or any equity interest in, the Company. The Shares, the Warrant and the Warrant Shares (collectively, the "SECURITIES") have been duly authorized for issuance and sale to the Purchaser pursuant to this Agreement and are validly issued. The Shares are, and, when issued pursuant to the terms and conditions set forth in the Warrant, the Warrant Shares will be, fully paid and non-assessable, and no holder of Securities is or will be subject to personal liability with respect to the obligations of the Company by reason of being such a holder. The Shares and the Warrant are, and the Warrant Shares, when issued, shall be, free of preemptive rights or rights of first refusal created by statute, the Company's Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound and, based on the representations of Purchaser contained in Sections 4.6, 4.7 and 4.8 of this Agreement, are and shall be issued in compliance with all federal and state securities laws. Except for Form D filings required to perfect exemptions under applicable federal and/or state securities laws and the filing of an application to list additional shares of Common Stock with the Nasdaq SmallCap Market, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required in connection with the due authorization, execution and delivery of the Operative Agreements (as hereinafter defined) or for the offering, issuance or sale of the Securities. The form of certificate that will be used to evidence the Shares will comply in all material respects with all applicable statutory requirements, with any applicable requirements of the Certificate of Incorporation and Bylaws of the Company and with the requirements of the Nasdaq SmallCap Market.

              3.3 Authority. The Company has corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Alliance Agreement, the Software License and the Warrant (collectively, the "OPERATIVE AGREEMENTS") and to consummate the transactions contemplated by the Operative Agreements. The Company has taken all action required by law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby. The Operative Agreements have been duly executed and delivered by the Company. This Agreement and the other Operative Agreements are valid and binding agreements of the Company enforceable in accordance with their terms, except that: (a) the enforceability of this Agreement and the other Operative Agreements may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; (b) the enforceability of this Agreement and the other Operative Agreements is subject to and may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws relating to or affecting the rights of creditors generally; and (c) any rights to indemnification and contribution may be limited by federal or state securities laws and public policy considerations. The execution and delivery of this Agreement and the other Operative Agreements does not, and the consummation of the transactions contemplated hereby and thereby (including the issuance and sale of the Securities) and compliance by the Company with its obligations under the Operative Agreements (a) shall not, with or without notice or lapse of time, or both, conflict with or constitute a breach of, or default or acceleration event under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. Assuming the accuracy of the representations and warranties of Purchaser in Sections 4.6, 4.7 and 4.8 of this Agreement and except as expressly contemplated by this Agreement or the agreements, instruments and documents contemplated hereby, no consent, approval order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority (each a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or in connection with the execution and delivery of this Agreement or the other Operative Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, and (b) will not result in any violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its properties, assets or operations.

              3.4 SEC Documents; Financial Statements. The Company has made available to Purchaser each statement, report, registration statement (with each prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "SECURITIES ACT")), definitive proxy statement, and other filing filed with the Securities and Exchange Commission ("SEC") by the Company since December 31, 1998 (collectively, the "COMPANY SEC DOCUMENTS"). In addition, the Company has made available to Purchaser all exhibits to the Company SEC Documents filed prior to the date hereof. As of their respective filing dates, the Company SEC Documents were filed on a timely basis and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS") (i) have been prepared in accordance with the published regulations of the SEC and in accordance with generally accepted accounting principles ("GAAP") (except to the extent as may be indicated in the notes thereto and with respect to interim Company Financial Statements included in Quarterly Reports on Form 10-QSB (promulgated under the Exchange Act), as required by Form 10-QSB) and (ii) fairly present the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

              3.5 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999 (the "COMPANY BALANCE SHEET"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under generally accepted accounting principles, and
(iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice.

              3.6 Broker's and Finders' Fees. The Company has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

              3.7 Board Approval. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby. No vote or consent of the Company's stockholders is required for the consummation of the transactions contemplated hereby.

              3.8 No Material Adverse Change. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of the Company other than continuing operating losses and declining stock price; (b) any amendment or change in the Certificate of Incorporation or Bylaws of the Company; or (c) any damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of the Company.

              3.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion against the Company which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

              3.10 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or shall contain at the Closing any untrue statement of a material fact, or omits or shall omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as disclosed in a document of even date herewith and delivered by Purchaser to the Company prior to the execution and delivery of this Agreement (the "PURCHASER DISCLOSURE SCHEDULE"), Purchaser represents and warrants to Company as follows:

              4.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to carry on its business as it is now being conducted.

              4.2 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Purchaser has taken all action required by law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Operative Agreements are valid and binding agreements of Purchaser enforceable in accordance with their terms, except that: (a) the enforceability of this Agreement and the other Operative Agreements may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) the enforceability of this Agreement and the other Operative Agreements may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

              4.3 No Violation. The execution and delivery of this Agreement and the other Operative Agreements do not, and the consummation of the transactions contemplated hereby and thereby shall not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser or in connection with the execution and delivery of this Agreement or the other Operative Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby.

              4.4 Brokers and Finders. Purchaser has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

              4.5 Corporate Approval. All necessary corporate actions have been taken by Purchaser for the approval of Purchaser to enter this Agreement and the transactions contemplated hereby. No vote or consent of the stockholders of Purchaser is required for the consummation of the transactions contemplated hereby.

              4.6 Investment Intent. Purchaser is purchasing the Shares and the Warrant for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, and does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of such securities.

              4.7 Access to Information. Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. Purchaser has had an opportunity to ask questions of and receive answers from the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Purchaser or to which the Company has access.

              4.8 Accredited Investor. Purchaser is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect. The principal place of business and the principal offices of the Purchaser are located in Irving, Texas.

              4.9 Restricted Securities. Purchaser understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

              4.10 Further Limitations on Disposition. Purchaser agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Securities unless at that time either:

              (a) such transaction is permitted pursuant to the provisions of Rule 144 under the Securities Act or another exemption from registration under the Securities Act and all applicable state securities laws;

              (b) a registration statement under the Securities Act (a "REGISTRATION STATEMENT") covering such securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and all applicable state securities law agencies and made effective under the Securities Act and all applicable state securities laws; or

              (c) an authorized representative of the SEC and all applicable state securities law agencies shall have rendered written advice to Purchaser (with a copy thereof and of all other related communications delivered to the Company) to the effect that the SEC and/or such state securities law agencies will take no action, or that the staff of the SEC and/or such state securities law agencies will recommend that the SEC and/or such state securities law agencies, as applicable, take no action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

         All certificates representing the Securities deliverable to Purchaser and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such securities may only be sold or disposed of in accordance with (i) the provisions of the Securities Act, the rules and regulations thereunder and any applicable state securities laws, (ii) pursuant to an effective registration statement or (iii) pursuant to an exemption from the registration/qualification requirements of the Securities Act and any applicable state securities laws. The Company, at its reasonable discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such securities but not as to the certificates for any part of such securities as to which said legend is no longer required.

                                   ARTICLE V

                                   COVENANTS

              5.1 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings to be obtained in connection with the transactions contemplated by this Agreement.

              5.2 Board Representation. For so long as (i) Purchaser shall beneficially own (as such term is defined for purposes of the Securities Act and the rules and regulations thereunder) not less than 4.0% of the then issued and outstanding Common Stock and the Alliance Agreement has not been terminated or
(ii) Purchaser shall beneficially own not less than 10.0% of the then issued and outstanding Common Stock, the Purchaser shall have the right to designate one nominee to the Board of Directors of the Company. The Company shall include such nomination in all proxy and annual meeting materials provided to its shareholders, and shall not make any competing nomination or recommend against election of such nominee.

              5.3 Right of First Refusal. Subject to the terms and conditions specified in this Section 5.3, the Company hereby grants to the Purchaser a right of first refusal with respect to future sales by the Company of any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (collectively, "Stock"). Each time the Company proposes to offer any Stock, the Company shall first make an offering to the Purchaser in accordance with the following provisions:

              (a) the Company shall deliver a notice by certified mail ("Notice") to the Purchaser stating (i) its bona fide intention to offer such Stock, (ii) the quantity of such Stock to be offered, and
         (iii) the price (or reasonable price range) and terms, if any, upon which it proposes to offer such Stock;

              (b) by written notification received by the Company, within 20 calendar days after giving of the Notice, the Purchaser may irrevocably elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Stock which equals the proportion that the number of shares of Common Stock issued and held (including any shares issuable upon conversion of any Warrant then held) by Purchaser bears to the total number of shares of common stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities);

              (c) if all Stock which Purchaser is entitled to obtain pursuant to
         Section 5.3(b) are not elected to be obtained as provided in Section 5.3(b), the Company may, during the 120-day period following the expiration of the period provided in Section 5.3(b), offer the remaining unsubscribed portion of such Stock to any person or persons at a price not substantially less than, and upon terms not substantially more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Stock within such period, or if such agreement is not consummated within 120 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Stock shall not be offered unless first reoffered to the Purchaser in accordance herewith;

              (d) the right of first refusal in this Section 5.3 shall not be applicable (i) to the issuance or sale of shares of common stock (or options therefor) to employees, officers, directors, advisors or consultants of the Company for the primary purpose of soliciting or retaining their employment, (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iii) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (iv) the issuance and sale of securities in an underwritten public offering if the managing underwriter(s) of such offering shall notify Purchaser in writing that the exercise of Purchaser's right of first refusal pursuant to this
         Section 5.3 would be reasonably likely to materially adversely effect the success of such offering; and

              (e) the right of first refusal will terminate immediately prior to the closing of any merger or consolidation of the Company (i) whereby the Company's equity changes by more than 50% or (ii) in which the Company is not the surviving entity if the shareholders of the Company immediately prior to such merger or consolidation do not own at least 50% of the equity of the surviving entity after the closing of such merger or consolidation.

              5.4 Market Stand-Off. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, (a) Purchaser shall not sell or otherwise dispose of Securities prior to the 90th day after the Closing, and (b) if requested by the managing underwriter of any underwritten public offering of Common Stock by the Company for its own account, Purchaser shall agree not to sell or otherwise dispose of Securities held by Purchaser in any transaction other than pursuant to such underwriting for such period (not to exceed 180 days) as determined in the discretion of the Company or such underwriter (such agreement to be in writing in a form satisfactory to the Company and such managing underwriter), provided that Purchaser shall not be required to enter into such an agreement unless each person or entity participating in such offering, and each director and executive officer of the Company, enters into a substantially identical agreement relating to such underwriting. The Company may impose stop-transfer instructions to its transfer agent with respect to the securities subject to the restriction described in this Section 5.4 until the end of the applicable "lock-up" periods.

              5.5 Listing of Common Stock. As soon as reasonably practicable following the Closing Date, the Company will use its best efforts to cause the Shares and Warrant Shares to be listed for trading on the Nasdaq SmallCap Market.

              5.6 Standstill Agreement. As of the date of this Agreement, except as previously disclosed by Purchaser to the Company in writing, Purchaser confirms that neither it nor its affiliates beneficially own any debt or equity securities of the Company, or any direct or indirect options or other rights to acquire any such securities (hereinafter collectively referred to as "COMPANY SECURITIES"). Purchaser agrees that neither Purchaser nor any of its affiliates will:

              (a) except in accordance with the terms of a specific request from the Company, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person (directly or indirectly), (i) any form of business combination, acquisition (whether of securities or assets), or other transaction relating to the Company or any majority-owned affiliate thereof or (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any majority-owned affiliate thereof,

              (b) make, initiate or participate in any demand, request or proposal (other than a proposal made privately to the Board of Directors of the Company or any officer of the Company) to amend, waive or terminate any provision of this Agreement, or

              (c) (i) except as expressly authorized by the last sentence of this Section 5.6, acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Company Securities (now existing or hereafter created), (ii) except in accordance with the terms of a specific request from the Company, make, initiate, or in any way participate in, any solicitation of proxies with respect to any Company Securities (now existing or hereafter created) (including by the execution of action by written consent), (iii) except in accordance with the terms of a specific request from the Company, become a participant in any election contest with respect to the Company, (iv) except in accordance with the terms of a specific request from the Company, participate in or encourage the formation of any partnership, syndicate, or other group (A) which owns or seeks or offers to acquire beneficial ownership of any Company Securities other than a partnership, syndicate or other group which in the aggregate owns less than 19.9% of the voting power of all then outstanding Company Securities, (B) which seeks to effect control of the Company or (C) for the purpose of circumventing any provision of this Agreement, or (v) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, board of directors, or policies of the Company and or its affiliates except pursuant to the board nominee provided pursuant to Section 5.2.

         Notwithstanding the foregoing, nothing contained herein will be deemed to restrict Purchaser from taking any action under subsection (c)(i) above if, upon consummation of such action, all Company Securities held by Purchaser, directly or indirectly, would represent nineteen and nine tenths percent (19.9%) or less of the voting power of all then outstanding Company Securities.

                                   ARTICLE VI

                              DELIVERIES AT CLOSING

              6.1 Warrant to Purchase Common Stock. The Company shall execute and deliver to Purchaser the Warrant.

              6.2 Registration Rights Agreement. The Company and Purchaser shall execute and enter into the Registration Rights Agreement.

              6.3 Stock Certificate. The Company shall issue and deliver to Purchaser a stock certificate for the Shares in accordance with the provisions of this Agreement.

              6.4 Legal Opinion. Counsel for the Company shall deliver, in form and substance satisfactory to counsel for the Purchaser, a legal opinion to the effect set forth below:

              (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma. The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company SEC Documents and to enter into and perform its obligations under each of the Operative Agreements.

              (b) The Securities have been duly authorized for issuance and sale to the Purchaser pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein or in the Warrant, as the case may be, will be validly issued and fully paid and non-assessable, and no holder of Securities is or will be subject to personal liability with respect to the obligations of the Company by reason of being such a holder. The issuance of the Securities is not subject to preemptive or other similar rights of any securityholder of the Company created by statute, under the Certificate of Incorporation or Bylaws of the Company or under any documents or agreements filed or incorporated by reference by the Company with the SEC as exhibits to its registration statement on Form SB-2 (Reg. No. 333-83315), including all amendments thereto (the "SEC EXHIBITS").

              (c) The Operative Agreements have been duly authorized, executed and delivered by the Company. This Agreement, the Registration Rights Agreement and the Warrant constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally and (ii) general equitable principles (whether relief is sought at law or in equity), including concepts of materiality, reasonableness, good faith and fair dealing; and except as any rights to indemnification and contribution may be limited by federal or state securities laws and public policy considerations.

              (d) The form of certificate used to evidence the Shares complies in all material respects with all applicable statutory requirements, with any applicable requirements of the Certificate of Incorporation and Bylaws of the Company and the requirements of the Nasdaq SmallCap Market.

              (e) Except for Form D filings required to perfect exemptions under applicable federal and/or state securities laws and the filing of an application to list additional shares of Common Stock with the Nasdaq SmallCap Market, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required in connection with the due authorization, execution and delivery of the Operative Agreements or for the offering, issuance or sale of the Securities.

              (f) The execution, delivery and performance of the Operative Agreements and the consummation of the transactions contemplated in the Operative Agreements (including the issuance and sale of the Securities) and compliance by the Company with its obligations under the Operative Agreements do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or acceleration event under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any SEC Exhibit to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company are subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a material adverse effect on the Company), nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to such counsel, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its properties, assets or operations.

         In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

              6.5 Payment of Consideration. Purchaser shall deliver the Cash Consideration specified in Section 1.1.

                                  ARTICLE VII

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

              7.1 Survival of Representations. All representations and warranties of the parties as contained in this Agreement (including the Disclosure Schedules) shall survive the Closing and shall terminate on the date that is one year after the Closing; provided that there shall be no limitation period for matters involving fraud or intentional misrepresentation nor for covenants and agreements of the parties.

              7.2 Statements as Representations. All statements contained in the Company Disclosure Schedule and any certificate delivered pursuant to this Agreement shall be deemed representations and warranties within the meaning of
Section 7.1 hereof.

              7.3 Indemnification by the Company . Subject to the limitations set forth in this Article VII, the Company hereby agrees to indemnify, defend and hold harmless Purchaser, any subsidiary, director, officer, employee, agent or representative of Purchaser (individually, a "PURCHASER INDEMNITEE" and collectively, "PURCHASER INDEMNITEES") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, attorneys' fees and expenses (collectively, "DAMAGES") asserted against, resulting from, imposed upon or incurred by the Purchaser Indemnitees or any Purchaser Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of the Company, contained in or made pursuant to this Agreement. Exercise of the foregoing indemnification rights shall be the sole remedy of any Purchaser Indemnitee with respect to any breach by the Company of its representations or warranties contained in this Agreement. The maximum aggregate liability of the Company pursuant to this Section 7.3 with respect to any breach by the Company of such representations or warranties will be limited to Five Million and 00/100 Dollars ($5,000,000.00), plus any amounts paid by Purchaser to exercise the Warrant, whether such liability is asserted in an action brought in contract, in tort or pursuant to some other theory and whether the possibility of such liability was made known to or was foreseeable by the Company. Accordingly, the Purchaser agrees to assume the responsibility for insuring against or otherwise bearing the risk of greater damages.

              7.4 Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, Purchaser hereby agrees to indemnify, defend and hold harmless the Company, any subsidiary, director, officer, employee, agent or representative of the Company (individually, an "COMPANY INDEMNITEE" and collectively, "COMPANY INDEMNITEES") from and against all Damages asserted against, resulting from, imposed upon or incurred by the Company Indemnitees or any Company Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of Purchaser, contained in or made pursuant to this Agreement. Exercise of the foregoing indemnification rights shall be the sole remedy of any Company Indemnitee with respect to any breach by Purchaser of its representations or warranties contained in this Agreement.

              7.5 Limitation of Liability. NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         THE FOREGOING LIMITATION OF LIABILITY IS AN EXPRESSLY BARGAINED FOR PORTION OF THE CONSIDERATION FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

              8.1 Amendment and Modifications. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

              8.2 Waiver of Compliance. Any failure of the Company or Purchaser to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

              8.3 Expenses. The parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such fees and expenses, including, without limitation, all fees of counsel, actuaries and accountants.

              8.4 Remedies Waiver. All rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. No right or remedy of a party shall be deemed waived unless expressly made a term, covenant or condition in this Agreement.

              8.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, sent by facsimile transmission with confirmation of receipt, or mailed by certified or registered mail (return receipt requested) with postage prepaid, to the parties at the following address (or such other address for a party as shall be specified by like notice):

             if to the Company, to:

                      The viaLink Company
                      13800 Benson Rd.
                      Edmond, Oklahoma 73103
                      Attn:  J. Andrew Kerner
                      Fax:  (405) 936-2599

                      with a copy (which shall not constitute notice) to:

                      Richard M. Klinge & Associates, P.C.
                      510 E. Memorial Road, Suite C-1
                      Oklahoma City, Oklahoma 73114
                      Attention: Richard M. Klinge, Esq.
                      Fax: (405) 775-9003

                      and a copy (which shall not constitute notice) to:

                      Winstead Sechrest & Minick P.C.
                      5400 Renaissance Tower
                      1201 Elm Street
                      Dallas, Texas 75270
                      Attn: Robert E. Crawford, Jr., Esq.
                      Fax:  (214) 745-5390

             if to Purchaser, to:

                      i2 Technologies, Inc.
                      909 E. Las Colinas Blvd., 16th Floor
                      Irving, Texas 75039
                      Attn:  Robert C. Donohoo
                      Fax:  (214) 860-6893
                      with a copy (which shall not constitute notice) to:

                      Brobeck, Phleger & Harrison LLP
                      301 Congress Avenue, Suite 1200
                      Austin, Texas 78701
                      Attn:  Ronald G. Skloss
                      fax:  (512) 477-5813

              8.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other party.

              8.7 Publicity. Neither the Company nor Purchaser shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers, Inc., except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

              8.8 Severability. If any portion of this Agreement shall be deemed illegal, void or unenforceable by a court of competent jurisdiction, the remaining portions will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

              8.9 Arbitration of Disputes. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties with respect to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties are not able to resolve, shall be settled exclusively by arbitration in Dallas, Texas by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then in effect and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof and such arbitrator shall have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator shall be chosen from a panel of licensed attorneys having at least fifteen (15) years of professional experience who are familiar with the subject matter of this Agreement. The arbitrator shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

              8.10 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas (excluding its choice of laws rules).

              8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              8.12 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

              8.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

              8.14 Further Assurances. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

              8.15 Schedules. The Schedules to this Agreement are deemed incorporated in this Agreement and may contain information that is not expressly required to be disclosed by this Agreement.

              8.16 Entire Agreement. This Agreement, including the Schedules hereto, the other documents and the certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly and in accordance with its terms and without strict construction in favor of or against either party.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereto duly authorized, all as of the day and year first above written.

                                           i2 TECHNOLOGIES, INC.,
                                           a Delaware corporation


                                           By:  /s/ Robert C. Donohoo
                                              ----------------------------------
                                           Name: Robert C. Donohoo
                                           Title: Corporate Counsel


                                           THE viaLINK COMPANY,
                                           an Oklahoma corporation

                                           By:  /s/ J. Andrew Kerner
                                              ----------------------------------
                                           Name: J. Andrew Kerner
                                           Title: Chief Financial Officer








                [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]